Exhibit 99.1

TORCHMARK CORPORATION UPDATES STATUS OF INVESTMENT PORTFOLIO AND

LIQUIDITY AND CAPITAL

McKinney, Texas, June 8, 2009–Torchmark Corporation (NYSE: TMK) today provided updates on the status of its investment portfolio and liquidity and capital in response to recent actions taken by Fitch Ratings (Fitch).

A press release issued by Fitch on June 5, 2009 regarding downgrades of Torchmark included the following statement:

“The downgrade reflects Fitch’s ongoing review of TMK’s statutory capital, its exposure to the current financial market turmoil and the expectation of continued investment deterioration in 2009 and 2010.”

With respect to these issues, the Company notes the following:

Investment portfolio

At May 31, 2009, bonds at amortized cost were $9.4 billion, 91% of invested assets. Net unrealized losses at May 31, 2009 were approximately $1.7 billion; $500 million lower than they were at the end of the first quarter. All bonds not previously impaired are current as to interest payment and none are in default.

While the Company has the capacity to absorb impairments at historically high default rates and still maintain adequate statutory capital, management does not expect to incur that level of impairment.

Credit Issues

Fitch’s press release also included the following: “Fitch notes that as of March 31, 2009 TMK had $100 million of debt due in August and $274 million of commercial paper outstanding. Given the challenging conditions of the credit markets, the company may have difficulty rolling over the maturing commercial paper.”

Since March 31, 2009, the Company has reduced commercial paper (CP) outstanding by $41 million to a total of $233 million at June 5, 2009.

Due to the downgrade of the CP rating from F1 to F2, the Company will no longer qualify to issue CP in the Commercial Paper Funding Facility (CPFF). At June 5, 2009, Torchmark had a total of $35 million of CP outstanding in the CPFF, all of which matures on June 29, 2009.

Although Torchmark won’t have access to the CPFF, management is confident that the Company will be able to continue to issue CP in the public market based on current discussions with CP dealers and recent issuance of CP in the public market by other companies not eligible for the CPFF.

If for some unforeseen reason Torchmark couldn’t issue CP in the public market, the Company has ample liquidity to retire both the $233 million of CP and the $99 million of debt maturing in August.

-	At the end of the first quarter of 2009, the Company estimated that it had $242 million of free cash flow available at the parent company for the remainder of the year. At June 5, 2009, the parent company had $166 million of that cash on hand.

-	In addition, the Company has received commitments totaling $145 million from six banks for a new two year term loan facility. This facility is set to close on June 26, 2009 to allow the Company time to evaluate the merits of issuing public debt instead.

While the Company has other substantial sources of liquidity, the available free cash and term loan facility together provide more liquidity than needed to retire the outstanding commercial paper and the August debt maturity.

Fitch also noted that there was $350 million in “intercompany financing” between the Company and its subsidiaries. This consists of preferred stock issued over the years by Torchmark to its subsidiaries to facilitate various acquisitions and divestitures. The last issuance was completed in 1998. There have been no changes in this balance since then and the impact on required statutory capital has always been reflected in the Company’s RBC calculations.

As part of the other sources of liquidity, the Company currently has the ability to issue an additional $335 million of preferred stock to the insurance subsidiaries and borrow up to approximately $390 million from the insurance subsidiaries without prior regulatory approval.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Torchmark has several nationally recognized insurance subsidiaries. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income Life provides individual life insurance to labor union members. Liberty National Life is one of the oldest traditional life insurers in the Southeast. United American is a consumer-oriented provider of supplemental health insurance.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2008, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

For additional information contact:	Mike Majors
Vice President, Investor Relations
Phone: 972/569-3627
FAX: 972/569-3282
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com